Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT
-----------------------------
The Board of Directors
Duke Realty Investments, Inc.

We consent to the use of our report on the consolidated financial statements of Duke Realty Investments, Inc. and subsidiaries and the related financial statement schedule as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, which report appears in the annual report on Form 10-K of Duke Realty Investments, Inc. incorporated herein by reference. We also consent to the use of our report on the combined statement of revenues and certain expenses of the Group A Properties for the year ended December 31, 1996, which report appears in Form 8-K of Duke Realty Investments, Inc. incorporated herein by reference.




KPMG Peat Marwick, LLP
Indianapolis, Indiana


Nvoember 10, 1997